CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Exhibit 23.1

The Board of Directors
Calamos Asset Management, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-120036) of Calamos Asset Management, Inc. of our report dated March 25, 2005, with respect to the consolidated statements of financial position of Calamos Asset Management, Inc. (the Successor) as of December 31, 2004 and of Calamos Holdings, Inc. (the Predecessor) as of December 31, 2003 and the related consolidated statements of income, stockholders’ equity, and cash flows for the period November 2, 2004 to December 31, 2004 (the Successor Period), and the period January 1, 2004 to November 1, 2004 and each of the years in the two-year period ended December 31, 2003 (the Predecessor Periods), which report appears in the December 31, 2004, Annual report on Form 10-K of Calamos Asset Management, Inc.

Our report refers to the Company’s adoption of the fair value recognition provisions of Statements of Financial Accounting Standard 123, Account for Stock Based Compensation, effective January 1, 2004.

/s/ KPMG LLP

Chicago, Illinois
March 30, 2005